Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 12 to Registration Statement No. 333-76799 of Lincoln Benefit Life Variable Life Account (“the Account”) on Form N-6 of our report dated March 18, 2009, relating to the financial statements and financial statement schedules of Lincoln Benefit Life Company (“the Company”), and to the use of our report dated April 17, 2009 relating to the financial statements of the sub-accounts of the Account, appearing in the Statement of Additional Information (which is incorporated by reference in the Prospectus of the Account), which is part of such Registration Statement, and to the references to us under the heading “Experts” in such Statement of Additional Information.

Chicago, Illinois

April 24, 2009